UNDERWRITING AGREEMENT

Amended Schedule A

Funds to be Serviced Under This Agreement

Effective as of June 20, 2005 this Amended Schedule A shall replace the existing Schedule A of the Underwriting Agreement dated January 4, 2005.

Merit High Yield Fund

                                                   Class A Shares (MEHAX)

                                                   Class C Shares (MEHCX)

No Load Shares (MEHNX)

Merit Tactical Treasury Fund

                                                   Class A Shares

                                                   Class C Shares

                                                   No-Load Shares

IN WITNESS WHEREOF, the parties hereto have executed this Amended Schedule A as of this ___ day of ___________, 2005.

MERIT ADVISORS INVESTMENT TRUST     AQUARIUS FUND DISTRIBUTORS, LLC

By:_______________________________     By:______________________________

      J. Paul Cunningham, President                                   Jeff Paiz, President